February 15, 1994


International Game Technology
520 South Rock Boulevard
Reno, Nevada  89502

Ladies and Gentlemen:

		I am the Secretary and General Counsel of International Game Technology (the "Company"). I have examined the
Registration Statement on Form S-3 (the "Registration Statement") filed by the Company with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of 13,333 shares of the Company's Common Stock, par value $.000625 per share (the "Shares").

		In rendering the following opinion, I have examined originals, or copies of certified or otherwise identified to my satisfaction, of such documents, agreements, corporate records, certificates of public officials and instruments as I have deemed necessary or appropriate for the purpose of this opinion. In making such examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals and the conformity with the originals of all documents submitted to me as copies.

		Based upon the foregoing, and upon such investigation as I have deemed necessary, it is my opinion that the Shares have been validly issued and are fully paid and nonassessable.

		I consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to me in the Prospectus which is a part of the Registration Statement.

						Sincerely,

						/s/ D. BRIAN MCKAY

						D. Brian McKay